Exhibit10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT MANNKIND CORPORATION TREATS AS PRIVATE OR CONFIDENTIAL.

COMMERCIAL SUPPLY AGREEMENT

This commercial supply agreement (this “Agreement”) is entered into as of August 12, 2021 (the “Effective Date”) between MannKind Corporation, a Delaware corporation (“MannKind”), having a principal place of business at 30930 Russell Ranch Road, Suite 301, Westlake Village, California 91362, and United Therapeutics Corporation, a Delaware corporation (“United Therapeutics”), having a principal place of business at 1040 Spring Street, Silver Spring, Maryland 20910.

RECITALS

WHEREAS, MannKind and United Therapeutics entered into a license and collaboration agreement dated September 3, 2018 (such license and collaboration agreement, as amended and supplemented from time to time, the “License Agreement”) under which MannKind and United Therapeutics have collaborated on the development of Tyvaso DPI™, formerly known as Treprostinil Technosphere®, a prescription drug/device combination product comprising a dry powder inhalation formulation of treprostinil, and an inhalation device;

WHEREAS, MannKind and United Therapeutics entered into a clinical supply agreement effective January 21, 2019 (the “Clinical Supply Agreement”), under which MannKind agreed to Supply United Therapeutics with clinical supplies needed to enable United Therapeutics to conduct its clinical trials for the product covered by the License Agreement;

WHEREAS, MannKind and United Therapeutics entered into a quality agreement effective December 24, 2018 (as amended and supplemented from time-to-time, the “Quality Agreement”), defining the roles and responsibilities of MannKind and United Therapeutics with respect to the quality of drug/device combination products and related services supplied to United Therapeutics;

WHEREAS, United Therapeutics has submitted a New Drug Application to the US Food and Drug Administration for Tyvaso DPI, with possible approval as early as October 2021, and wishes to obtain commitments from MannKind related to the manufacture and supply of Tyvaso DPI (as further defined below), for commercial distribution and sale, and MannKind has agreed to provide such commitments, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MannKind and United Therapeutics hereby agree, as evidenced by their signatures below, as follows:

1.	DEFINITIONS

When used in this Agreement the following terms shall have the meanings as set forth below:

1.1

“Affiliate” of a party means any individual or legal entity which directly or indirectly controls, is controlled by, or is under common control with such party. As used herein, “control” means the authority, directly or indirectly, to direct or cause the direction of the management and policies of an entity, whether through the direct or indirect beneficial ownership of at least 50% of voting share capital or other equity interest, or by contract.

1.2

“Annual Budget” means an annual budget for all amounts to be invoiced to United Therapeutics pursuant to this Agreement over the course of a calendar year, in a format reasonably agreed to by United Therapeutics and MannKind, and at a minimum providing a breakdown of costs by Price, Staffing Payments (if any) and Packaging Services, and other discrete categories as reasonably requested by United Therapeutics.

1.3	“API” means treprostinil sodium.
1.4

“Applicable Law” has the meaning set forth in the License Agreement, but means at a minimum, the Food, Drug, and Cosmetic Act, Good Manufacturing Practices, all implementing regulations of the foregoing, and all other laws or regulations issued by the United States Government or any state or local government having applicability to the goods and services provided under this Agreement.

1.5

“Approved Suppliers” means the initial Product Material suppliers and providers of Third Party Manufacturing Services listed in Appendix D or listed in the Quality Agreement, in addition to any Product Material suppliers or providers of Third Party Manufacturing Services approved by the parties in accordance with the requirements set forth in the Quality Agreement. For the avoidance of doubt, any Approved Suppliers as defined under this Agreement shall also be considered Approved Suppliers for the purposes of the License Agreement.

1.6	“Cap-Ex Letter Agreement” is defined in section 2.2.3 below.
1.7

“Certificate of Conformance” means a document that is signed and dated by a duly authorized representative of MannKind’s quality organization certifying that the Product contained in the associated batch conforms to the Product Specifications. The Certificate of Conformance shall identify each batch by batch number, provide the quantity of the batch, as well as any further information required by Applicable Law or by United Therapeutics, that United Therapeutics provides notice of in writing.

1.8

“Cold Storage Area” means the cold storage area within the Facility, which has a minimum initial capacity of [***] pallets of Product or Semi-Finished Product, and future storage capacity of at least [***] pallets of Product or Semi-Finished Product.

1.9	“Commercially Reasonable Efforts” has the meaning set forth in the License Agreement.

1.10	“Confidential Information” has the meaning set forth in the License Agreement.
1.11

“Cost of Goods” or “COGs” means the actual costs and expenses of the Manufacture and Supply of Product and/or Semi-Finished Product that MannKind Supplies to United Therapeutics under this Agreement, consisting of the cost of Product Materials (except for API), Direct Labor, Indirect Costs and Fixed Overhead incurred in the Manufacture and Supply of such items as calculated in accordance with GAAP (excluding sales, general and administrative costs (SG&A)). In addition, COGs will include a facility utilization expense (or rent) of $[***] per square foot for the portion of the Facility allocated to activities under this Agreement; provided, however, that such facility utilization expense shall not be subject to the Margin.  The components of COGs, and the applicability of the Margin to such components, are described in more detail in Appendix B.  For clarity, COGs will exclude any costs of Manufacturing that are separately reimbursed or paid for by United Therapeutics under this Agreement (such as Packaging Services) or are made as prepayments of commercial Manufacturing costs under the Cap-Ex Letter Agreement, the License Agreement, or the Clinical Supply Agreement.

1.12

“Direct Labor” means the cost of employees directly involved in Manufacturing, including employees working directly in the bulk and fill/pack manufacturing process, inhaler assembly, packaging, quality testing and quality assurance/release as well as the costs associated with the supervision of these functions.

1.13	“DMF” has the meaning set forth in the License Agreement.
1.14	“Facility” means MannKind’s manufacturing facility located at One Casper Street, Danbury, CT 06801.
1.15	“FDA” means the United States Food and Drug Administration.
1.16	“FDKP” means fumaryl diketopiperazine.
1.17

“Fixed Overhead” means operating expenses associated with Manufacturing operations not directly related to inputs to production and that do not increase or decrease with production, including property tax, insurance, depreciation and similar costs.  For purposes of Appendix B, Fixed Overhead is allocated to COGs using total machine hours required relative to the maximum production capacity (in machine hours), with the exception of Facility costs (e.g., utilities, insurance, property tax, labor, purchased services related to the maintenance of the Facility), which will be allocated on the basis of square footage.

1.18

“Food, Drug, and Cosmetic Act” means a set of laws passed by the United States Congress in 1938, as amended from time to time, giving authority to the FDA to oversee the safety of food, drugs, medical devices, and cosmetics.

1.19

“Force Majeure Event” means any event not reasonably anticipated at the time this Agreement is executed by the parties, that renders a party’s performance under this Agreement impossible to perform lawfully, or impossible to perform with reasonable safety of the employees of the party affected by such event, including without limitation natural disasters, outbreaks of contagious disease, war, hostilities, terrorist threats or acts, embargoes, and national or regional emergency declared by applicable government authorities.

1.20	“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
1.21

“Good Manufacturing Practices” or “cGMP” means current good manufacturing practices required by the FDA for the Manufacture and testing of pharmaceutical and medical device materials, including within the meaning of 21 CFR, Parts 210, 211 and 820, or as agreed upon by the parties in the Quality Agreement.

1.22

“Indirect Costs” means indirect materials, labor and overhead costs that support, and occur during, Manufacturing, such as the employees and costs associated with environmental health and safety, technical services, facilities and other related cost centers.  For purposes of Appendix B, Indirect Costs are allocated to COGs using the total machine hours required for the planned production.

1.23

“Intellectual Property” means all Data, Information, Inventions, Joint Inventions, Joint Patents, MannKind Information, MannKind Know-How, MannKind Patents, MannKind Technology, Patents, United Therapeutics Inventions, United Therapeutics Know-How, United Therapeutics Patents, and United Therapeutics Technology, as those terms are individually defined in the License Agreement.

1.24

“Inventory Report” means a report sent by MannKind to United Therapeutics on a schedule set forth in section 2.6.6, where such report provides the specific quantity of Product, Semi-Finished Product, and API, categorized by item number, held by MannKind in the Cold Storage Area or elsewhere at the Facility, or held by any Third Party on MannKind’s behalf, along with the batch number, where such report is formatted in a manner reasonably specified by United Therapeutics.

1.25

“Latent Defect” means a defect in Product or Semi-Finished Product that is not discoverable upon reasonable physical inspection and testing performed pursuant to section 2.12.2, but is discoverable at a later time, through long-term stability studies or otherwise, that causes Product or Semi-Finished Product to fail to conform to the warranties set forth in this Agreement or the Product Specifications for such product. Latent Defects shall exclude defects in Product or Semi-Finished Product caused by defects in API not reasonably discoverable through testing required by section 2.12.1.

1.26	“Manufacture” means all activities related to the manufacture, testing, storage, transportation, handling, and packaging of Products and Semi-Finished Products, whether conducted by MannKind or by any Third Party under MannKind’s direction, and including testing and release of any component or ingredient of any Product or Semi-Finished Product, quality assurance activities related to manufacturing and release of Product and Semi-Finished Product, and ongoing stability and regulatory activities related to any of the foregoing. “Manufactured” or “Manufacturing” shall have correlative meaning.

1.27	“Marketing Approval” has the meaning set forth in the License Agreement.
1.28	“Margin” means [***] percent.
1.29

“Maximum Capacity” means, with respect to Existing Equipment or Expansion Equipment, the maximum output based on (i) process qualification and validation runs and (ii) the shift configuration, as agreed by the parties.  The anticipated Maximum Capacity is set forth in Appendix C.

1.30

“NDA” means any of the following: (i) a New Drug Application filed with the FDA seeking authorization and approval to manufacture, package, ship, and sell the Product in the United States pursuant to the Food, Drug, and Cosmetic Act including, without limitation, an application under 21 U.S.C. § 355(b)(1); (ii) any other similar or equivalent FDA regulatory filing pursuant to 21 U.S.C. § 355(b)(2); (iii) any other similar or equivalent regulatory filing seeking authorization and approval to Manufacture, package, ship, market, and sell the Product in the Territory; and (iv) all supplements and amendments that may be filed with respect to the foregoing.

1.31

“Packaging Services” means certain Third Party Manufacturing Services for packaging Semi-Finished Product into fully kitted Product (as well as the transportation to and from such Third Party) that the parties have agreed to exclude from COGs.  The parties agree that any payments in respect of Packaging Services shall reflect MannKind’s actual out of pocket expenses associated with such Packaging Services, without Margin or other markup of any manner.  For clarity, all Third Party Manufacturing Services that are not Packaging Services shall be included in COGs.

1.32	“party” means either United Therapeutics or MannKind.
1.33	“parties” means United Therapeutics and MannKind.
1.34	“Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.
1.35

“Pre-Commercial Product” means product that is manufactured pursuant to the Clinical Supply Agreement or other written agreement between MannKind and United Therapeutics, having the same or similar specifications as the Product and Semi-Finished Product covered by this agreement, but where such Product or Semi-Finished Product is not intended for commercial distribution or sale.

1.36	“Price” has the meaning set forth in section 3.1.

1.37	“Product” means those products listed in Appendix A, intended for commercial distribution and sale.
1.38

“Product Materials” means the raw materials, packaging, and labeling components used to Manufacture Product and Semi-Finished Product that are procured, sampled, tested, and stored in accordance with the Quality Agreement, including but not limited to API to be supplied by United Therapeutics to MannKind.

1.39	“Product Specifications” means the specifications for the Product as set forth or referenced in the Quality Agreement.
1.40

“Regulatory Authority” means the United States Food and Drug Administration (“FDA”), and any governmental agency, in any jurisdiction in which Marketing Approval for Product is sought, having jurisdiction over such marketing authorization.

1.41	“Regulatory Filing” has the meaning set forth in the License Agreement.
1.42

“Release Certificate” means a certificate issued by United Therapeutics’ quality assurance department upon review of the Certificate of Conformance and other manufacturing records as applicable, signifying United Therapeutics’ determination that such records are determined to be accurate in accordance with cGMP.

1.43	“Rolling Forecast” has the meaning set forth in section 2.4.1.
1.44	“Semi-Finished Product” means those semi-finished products listed in Appendix A.
1.45	“Semi-Finished Product Specifications” means the specifications for the Semi-Finished Products set forth or referenced in the Quality Agreement.
1.46

“Shipment Order” means a request made by United Therapeutics to MannKind to prepare Product or Semi-Finished Product for pickup by United Therapeutics (or United Therapeutics’ shipping vendor), such request specifying the specific quantity of Product or Semi-Finished Product by item number, lot number or batch number, time, date and location for pickup, shipping company name, and any other relevant details.

1.47

“Staffing Payments” means payments made directly by United Therapeutics to MannKind in accordance with section 3.2, to reimburse MannKind for the cost of its (i) Direct Labor plus the Margin, (ii) the labor component of Indirect Costs plus the Margin, and (iii) certain internal MannKind activities (such as human resource support for recruiting Manufacturing personnel) for which the parties have agreed that MannKind will be reimbursed by United Therapeutics on a pass-through basis only, all as required to Manufacture or Supply Product or Semi-Finished Product, or to be prepared to Manufacture or Supply Product or Semi-Finished Product, at the Facility, in accordance with the Rolling Forecast.

1.48

“Supply” means to make Product or Semi-Finished Product Manufactured in accordance with this Agreement available for physical transfer to United Therapeutics, or United Therapeutics’ shipping vendor, at the designated time and place, in accordance with all Applicable Laws and with this Agreement.

1.49

“Supply Failure” means MannKind’s inability to Supply at least 75% of the quantity of Product or Semi-Finished Product meeting the definition of a Firm Order over a 3 month period, or MannKind’s inability to deliver 95% of the quantity of Product or Semi-Finished Product meeting the definition of a Firm Order over a 12 month period, other than failure to Supply resulting from: (i) a Force Majeure Event; or (ii) delayed delivery of API to MannKind or delivery of nonconforming API (other than delays or nonconformance caused by MannKind).

1.50	“Territory” means everywhere.
1.51	“Third Party” means any individual or entity other than the parties to this Agreement and their Affiliates.
1.52

“Third Party Manufacturing Services” means Manufacturing services provided by a Third Party pursuant to a written contract between MannKind and such Third Party, where United Therapeutics may or may not be a party to the contract with such Third Party.

2.	GOVERNANCE, SUPPLY, AND COORDINATION
2.1	Governance.
2.1.1

Upon execution of this Agreement each party shall appoint one of its employees to be a relationship manager responsible for acting as liaison between the parties with regard to matters covered by this Agreement, and shall notify the other party as to the identity of such individual, and update the other party as to any changes to the identity of such relationship manager over time. The relationship managers from United Therapeutics and MannKind shall meet routinely or as needed to review the current status of the business relationship and manage any issues that may arise, and will escalate any unresolved issues to the MSC defined below.

2.1.2

Each party shall designate at least 3 employees of such party to serve on a manufacturing steering committee (“MSC”), comprised of representatives of each party’s technical operations, manufacturing, and quality organizations, or other functional area representatives of such party as reasonably agreed by the other party. The MSC shall meet on a regular schedule as determined by United Therapeutics in its reasonable discretion, but not more often than monthly unless required by circumstances giving rise to more frequent meetings. The MSC shall operate to ensure that obligations related to Product and Semi-Finished Product quality, Manufacture, and Supply requirements as specified in this Agreement are met. MannKind shall maintain written minutes of all meetings of the MSC, and shall circulate such minutes to United

Therapeutics’ relationship manager for United Therapeutics’ review and approval within 5 business days from the date of each meeting. The MSC may advise on any required modifications to this Agreement, but the decisions of the MSC shall not have any capacity to modify the terms of this Agreement unless mutually agreed to by the parties and documented by a signed amendment to this Agreement.

2.1.3

MannKind shall provide United Therapeutics an estimated Annual Budget by October 1 of each year for the following calendar year, based on the Rolling Forecast current as of September 1 of the year in which the Annual Budget is provided. Upon finalization of MannKind’s operating budget for the following calendar year, MannKind will provide United Therapeutics with any significant updates to the Annual Budget.

2.2	Facility Use, Capital Improvements, and Capacity Obligations.
2.2.1

Except as specifically authorized by this Agreement, MannKind shall Manufacture all Product and Semi-Finished Product at the Facility. MannKind shall not delegate nor subcontract any or all of its Manufacturing and Supply obligations under this Agreement to any Third Party other than Approved Suppliers without the prior written consent of United Therapeutics. The applicable requirements set forth or referenced in the Quality Agreement shall in all cases apply to Manufacturing by Third Parties. Approved Third Party Manufacturing Services providers are listed in Appendix D, for the specific services as stated.

2.2.2

MannKind currently operates at the Facility one dedicated automated powder filling/blister pack line capable of producing up to [***] cartridges annually (the “Existing Line”), one dedicated spray dryer capable of producing bulk drug product powder in adequate quantities to support the Existing Line (the “Existing Spray Dryer”), and a shared cold storage (2-8℃) with at least [***] pallet locations reserved for United Therapeutics’ use (the “Existing Cold Storage”) (collectively, the Existing Line, the Existing Spray Dryer, and the Existing Cold Storage, the “Existing Equipment”).

2.2.3

MannKind and United Therapeutics are parties to a letter agreement dated May 14, 2021, that amended the Development Plan and Budget as those terms are defined under the License Agreement, to provide for procurement by MannKind of additional capital equipment needed to enable the Manufacture and Supply of Product and Semi-Finished Product as provided for by this Agreement (such letter agreement, the “Cap-Ex Letter Agreement”; such additional capital equipment to be procured under the Cap-Ex Letter Agreement, the “Expansion Equipment”). Under the terms of the Cap-Ex Letter Agreement, United Therapeutics will fully fund the purchase of the Expansion Equipment, and such Expansion Equipment will be titled in United Therapeutics’ name. The parties hereby incorporate all of the terms of the Cap-Ex Letter Agreement into this Agreement, including without limitation, all rights and obligations related to the Expansion Equipment. MannKind shall reserve adequate space and resources in the Facility for the installation and operation of the Expansion Equipment.

2.2.4

MannKind will use the Existing Equipment and the Expansion Equipment solely for Manufacture and Supply of Product and Semi-Finished Product, and, pursuant to the Clinical Supply Agreement or other written agreement between MannKind and United Therapeutics Corporation, Pre-Commercial Product.  Upon installation and commissioning of the Expansion Equipment, MannKind shall be free to use the Existing Equipment for other purposes if demand for Product and Semi-Finished Product can be satisfied by the Expansion Equipment, taking into account any requirements for backup supply of Product as set forth in the Business Continuity Plan, provided that MannKind shall not be entitled to use components of the Existing Equipment paid for by United Therapeutics (i.e., the 50 liter collection vessel) for any use other than for United Therapeutics’ benefit. Following termination or expiration of this Agreement, MannKind shall deliver and/or dispose of the Expansion Equipment in accordance with United Therapeutics’ instructions, at United Therapeutics’ expense.

2.2.5

Upon United Therapeutics’ request, MannKind shall provide office space free of charge for up to two United Therapeutics employees at the Facility to provide coordination between the parties, facilitate issue resolution and conduct batch release.

2.2.6

MannKind shall use Commercially Reasonable Efforts throughout the Term, to identify potential investments in and improvements to the Facility, the Manufacturing process, and Facility staffing arrangements, including without limitation staffing arrangements reimbursed by United Therapeutics according to Appendix E, to enable improved cost efficiencies for the Manufacturing and Supply of Product and Semi-Finished Product, and MannKind shall notify United Therapeutics through the MSC upon identifying such potential investments and improvements, and shall reasonably cooperate with United Therapeutics to assess the merits of implementing such investments and improvements. If the parties mutually agree to proceed with an identified investment or improvement, the parties shall reasonably negotiate a shared burden of implementation cost, and shared benefit of cost savings resulting from, such investments and improvements, and shall reasonably cooperate throughout the implementation process.

2.3	Supply Obligations.
2.3.1

Subject to the terms and conditions of this Agreement, MannKind shall Manufacture the minimum quantities established through the Rolling Forecast and Supply Product and Semi-Finished Product to United Therapeutics or its designee, in the quantities specified in the Purchase Order, Firm Order, and Shipment Order processes described in sections 2.4, 2.5, and 2.6 below, at the applicable Prices, and in accordance with the applicable Product Specifications and/or Semi-Finished Product Specifications, and the Quality Agreement, for commercial distribution and sale by United Therapeutics or its agents.

2.3.2

United Therapeutics shall supply API to MannKind in quantities necessary to enable Manufacture of Product and Semi-Finished Product as required by this Agreement, in accordance with the specifications for API set forth in or referenced in the Quality Agreement, at United Therapeutics’ expense. MannKind shall place orders for API with sufficient lead time, based on the minimum Product and Semi-Finished Product quantities specified in the Rolling Forecast. MannKind shall not sell, transfer, disclose or otherwise provide access to the API to any Third Party except to Third Party Manufacturing Services providers listed in Appendix D, as necessary for such Third Party Manufacturing Service provider to complete its Manufacturing obligations. Following termination or expiration of this Agreement for any reason, MannKind shall return any unused API to United Therapeutics, or destroy or reallocate such API for other use in accordance with Applicable Laws, as directed by United Therapeutics. Notwithstanding any physical transfer of API to MannKind, title to API shall at all times remain with United Therapeutics.

2.4	Rolling Forecast.
2.4.1

Within 10 business days following execution of this Agreement, United Therapeutics shall submit to MannKind an 18-month forecast for Product and Semi-Finished Product for the period commencing on the anticipated approval date. Such forecast shall be updated by United Therapeutics within the first 10 business days of each month during the Term. Such forecast, as updated on a monthly basis, shall be referred to as the “Rolling Forecast” throughout this Agreement.  Subject to the limitations and requirements set forth in section 2.4.2 below, the full 18 months of the initial Rolling Forecast shall be binding on the parties (i.e., United Therapeutics shall place Purchase Orders for, and MannKind shall Supply, not less than the minimum quantity of Product and Semi-Finished Product specified in such Rolling Forecast). Upon passage of the first 18 months of the initial Rolling Forecast, subject to the limitations and requirements set forth in section 2.4.2 below, only the first six months of the Rolling Forecast shall continue to be binding on the parties, with the remaining 12 months considered to be a good faith non-binding estimate for planning purposes.

2.4.2

MannKind shall be obligated to accept any Rolling Forecast, including any monthly updates thereto, requiring manufacturing output up to the Maximum Capacity of the Existing Equipment. Upon installation and validation of the Expansion Equipment in accordance with the Cap-Ex Letter Agreement, MannKind shall be obligated to accept any Rolling Forecast amount requiring manufacturing output up to 90% of the Maximum Capacity of the Existing Equipment in addition to the Expansion Equipment, provided such capacity utilization is first disclosed in the non-binding portion of the Rolling Forecast.

2.4.3

Without affecting the overall capacity usage of the Existing Equipment or the Expansion Equipment, United Therapeutics may request a change to mix of Product or Semi-Finished Product at any time, including during the binding period of the Rolling Forecast, and MannKind shall comply with such request unless such change would be economically detrimental to MannKind or operationally impracticable.

2.4.4	United Therapeutics may, if justified based on changed demand forecast, request a reduction in Manufacturing at any time, including during the binding period of the

Rolling Forecast, and MannKind shall comply with such request provided that United Therapeutics compensates MannKind by way of a lost profit payment reasonably calculated to compensate MannKind for the shortfall in profit that would have been earned under this Agreement, but without accounting for any profits earned as result of any other agreement between the parties, including any royalties earnable under the License Agreement, had the binding portion of the Rolling Forecast not been reduced.

2.5	Purchase Orders and Firm Orders.
2.5.1

For each order of Semi-Finished Product or Product, at least 90 days prior to the specified date of Manufacture, United Therapeutics shall issue to MannKind a purchase order that specifies: (a) purchase order number; (b) the name, Item Number, and quantity of each Product or Semi-Finished Product to be Manufactured; (c) the latest date of Manufacture; and (d) price of the Product or Semi-Finished Product as specified in Appendix B (such purchase order, a “Purchase Order”). For clarity, a Purchase Order shall specify a quantity of Product or Semi-Finished Product but not both Product and Semi-Finished Product.  Each Purchase Order shall reference this Agreement and shall be governed exclusively by the terms of this Agreement.

2.5.2

MannKind shall be obligated to accept any Purchase Order that when aggregated with other Purchase Orders submitted by United Therapeutics, specifies a quantity of Product or Semi-Finished Product that is at or below the quantities specified in the binding portion of the Rolling Forecast for the period covered by such Purchase Orders (each such Purchase Order, a “Firm Order”), and MannKind shall confirm acceptance of each Firm Order within 5 days of receipt of such Firm Order, unless a valid reason that specifically excuses performance under this Agreement exists and is described to United Therapeutics within such 5 day period. If MannKind fails to confirm acceptance of a Firm Order within 5 days of receipt, then such Firm Order shall be deemed to have been accepted by MannKind, and MannKind shall provide confirmation in writing upon request of United Therapeutics. MannKind shall additionally exercise Commercially Reasonable Efforts to Manufacture any quantities of Semi-Finished Product or Product requested by Purchase Order that equal up to 120% of the quantities specified in the Rolling Forecast for such period (“Excess Order Quantity”), and shall acknowledge its ability to do so within the same 5 day acceptance period allotted for Firm Orders.

2.5.3

The parties agree that the terms and conditions of this Agreement shall supersede any term or condition in any purchase order, confirmation or other document furnished by United Therapeutics or MannKind that is in any way inconsistent with the terms and conditions of this Agreement.

2.6	Storage, Inventory Reports, Risk of Loss, Title Transfer, Shipment Orders, and Physical Transfer of Product and Semi-Finished Product to United Therapeutics.
2.6.1	Storage of Product, Semi-Finished Product, and Product Materials. At all times following completion of Manufacture and until Product or Semi-Finished Product is physically transferred to United Therapeutics or United Therapeutics’ shipping vendor, MannKind shall be solely responsible, directly or through an approved Third Party Manufacturing Services provider listed in Appendix D, for storing the Product in complete accordance with the Product Specifications or Semi-Finished Product Specifications, cGMP, the Quality Agreement, and all Applicable Laws, in the Cold Storage Area, or in other storage area mutually approved by the parties in writing. MannKind shall additionally be responsible for storing Product Materials whenever in MannKind’s possession in complete accordance with Product Materials Specifications, cGMP, the Quality Agreement, and all Applicable Laws. Without diminishing its obligations under this Agreement, MannKind shall promptly notify United Therapeutics of any deviations in storage conditions or other circumstances that could potentially give rise to quality concerns. MannKind shall take all necessary and appropriate actions, including and in addition to all specific obligations of MannKind with respect to storage of Product, Semi-Finished Product, and Product Material storage set forth in this Agreement, to protect Product, Semi-Finished Product, and Product Material from loss or damage while in MannKind’s possession.

2.6.2

Transfer of Title. Title to Semi-Finished Product will transfer to United Therapeutics at the time of quality release by United Therapeutics as evidenced by issuance of Release Certificate, and shall remain with United Therapeutics through conversion to Product and physical transfer of Product to United Therapeutics (or alternatively until physical transfer of Semi-Finished Product directly to United Therapeutics). The parties will reasonably cooperate with respect to any documentation required to transfer title to the Semi-Finished Product and Product.

2.6.3	Insurance Responsibilities. The respective insurance responsibilities of the parties with respect to Product, Semi-Finished Product, and Product Materials, are as set forth in Appendix F.
2.6.4

Shipment Orders. For each physical transfer of Product or Semi-Finished Product to United Therapeutics or its shipping vendor, United Therapeutics will provide MannKind with a Shipment Order at least 7 days prior to the proposed date of pickup. MannKind shall confirm availability for the proposed pickup time within 2 business days, and United Therapeutics shall arrange for pickup of the Product or Semi-Finished Product at the designated time and place, and shall be responsible for all transportation costs of Product and Semi-Finished Product upon physical transfer to United Therapeutics.

2.6.5

Certificates of Conformance. With each transfer of Product or Semi-Finished Product, MannKind shall provide the Certificate of Conformance and a copy of the Firm Order (or other ordering document if applicable). If the required documentation is not supplied United Therapeutics may reject the Product and/or Semi-Finished Product.

2.6.6	Inventory Reports. MannKind shall provide United Therapeutics with an Inventory Report each month during the Term, by the close of business on the third business day of each month, such Inventory Report being current as of close of business on the final business day of the immediately preceding month.  The Inventory Report shall be provided by email to [***], and/or such additional email addresses as instructed by United Therapeutics in writing from time to time.

2.6.7

Serialization.  The parties shall cooperate with each other to implement serialization of Product using bi-dimensional codes to allow the tracking of Product from the Facility to United Therapeutics’ end-users.  MannKind’s costs of such serialization shall be included in COGs.

2.7	Failure to Supply.
2.7.1

Without diminishing any obligation of MannKind to Supply Product and Semi-Finished Product pursuant to the terms of this Agreement, or any right of United Therapeutics to require such Supply, if MannKind anticipates it will be unable to Manufacture or Supply Product or Semi-Finished Product in the quantities specified in a Firm Order, in the Rolling Forecast, or in a Shipment Order, MannKind shall immediately notify United Therapeutics of such anticipated shortfall in writing. Such notice shall describe the reason for the anticipated shortfall and the extent to which MannKind will not meet the requirements of such Rolling Forecast, Firm Order, and/or Shipment Order, and provide United Therapeutics with the expected date of Manufacture or Supply of such Product or Semi-Finished Product.

2.7.2

If it is commercially reasonable for United Therapeutics to accept a new date for delayed Manufacture or Supply of Product or Semi-Finished Product, or if such inability to Manufacture or Supply is not due to a Supply Failure, United Therapeutics shall issue an amended Firm Order or Shipment Order reflecting such new delivery date.

2.7.3

Notwithstanding anything else to the contrary, any Supply Failures, anticipated Supply Failures, or anticipated shortfalls in Supply or Manufacture of Product or Semi-Finished Product, shall be immediately escalated to the MSC.

2.7.4

Without diminishing MannKind’s duty to mitigate any Supply Failure or anticipated Supply Failure, in the event of a Supply Failure or an anticipated Supply Failure that cannot be resolved within 30 days of escalating such Supply Failure or anticipated Supply Failure to the MSC as required hereunder, United Therapeutics may elect to have its own employees or contractors enter the Facility to continue the Manufacturing and Supply operations, or supplement MannKind’s ongoing Manufacturing and Supply operations under the supervision and direction of MannKind’s manufacturing leadership team (“Step-In Right”). Any expenses incurred by United Therapeutics will be used to offset any future payments otherwise due to MannKind under this Agreement. MannKind will provide reasonable assistance and cooperation to United Therapeutics in connection with the foregoing, in order to ensure a stable supply of Product and Semi-Finished Product. Additionally, if MannKind declares a Force Majeure Event, United Therapeutics may exercise its Step-In Right if it is possible for United Therapeutics to do so in compliance with Applicable Laws.  Upon resolution by MannKind of the root cause of the Supply Failure or anticipated Supply Failure to the reasonable satisfaction of United Therapeutics, United Therapeutics shall cease to exercise its Step-In Right and MannKind shall resume the Manufacturing and Supply of Product and Semi-Finished Product in accordance with this Agreement.

2.8

Business Continuity Plan.  MannKind shall, with input and reasonable approval of the MSC, develop, implement and keep current, a written plan detailing strategies for responses to and recovery from a range of events with potential to disrupt Manufacture and/or Supply, as necessary to ensure continuity of Manufacture and Supply, and in accordance with reasonable and customary risk management practices in the pharmaceutical and medical device contract manufacturing industry (such written plan, the “Business Continuity Plan”). United Therapeutics may, at its sole option and expense, implement a separate business continuity program, including without limitation ensuring adequate backup supply for the Product through Third Party vendors or otherwise.

2.9	Representations and Warranties of Both Parties. Each party represents and warrants that:
2.9.1

such party is duly organized and validly existing under the laws of the location of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out such party’s obligations hereunder;

2.9.2

the execution, delivery and performance of this Agreement by such party does not conflict with any other agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it;

2.9.3

it has not used, and shall not use at any time during the term of this Agreement, in any capacity, the services of any person debarred under Applicable Law and further has not used, and will not use at any time during the term of this Agreement, any person who has been convicted of a crime as defined under Applicable Law in connection with any of the services provided under this Agreement;

2.9.4

it shall, at all times, comply with all Applicable Laws relating to its performance under this Agreement, including, but not limited to, those relating to health, safety and the environment, fair labor practices, unlawful discrimination, debarment, anti-corruption and anti-bribery laws; and

2.9.5	each party shall conduct its business and affairs in an ethical manner, consistent with the provisions of its respective Code of Conduct as may be amended from time to time.

Each party shall promptly notify the other in writing, within not more than 7 calendar days, of any facts or circumstances, whether occurring prior to or after the Effective Date, that cause any of the representations or warranties contained in this section 2.9, or in sections 2.10 or 2.11, to not be true, accurate and/or complete at any time during the term of this Agreement.

2.10	MannKind Representations, Warranties and Covenants.
2.10.1

MannKind represents and warrants that the Product and Semi-Finished Product Supplied by MannKind to United Therapeutics hereunder, and the manufacturing, packaging, labeling, storage, destruction (if necessary) and handling of the Products and Semi-Finished Product by MannKind prior to physical transfer to United Therapeutics, comply with the applicable Product Specifications or Semi-Finished Product Specifications as set forth or referenced in the Quality Agreement, the applicable Marketing Approvals, cGMP and Applicable Law, and that it holds the required manufacturing authorization pursuant to the local legal requirements for the Manufacture and Supply of the Products.

2.10.2

MannKind shall not interact directly with government agencies, entities or authorities on behalf of United Therapeutics without the prior written authorization of United Therapeutics. If such interaction with government agencies, entities or authorities is authorized in writing, it is agreed that certain due diligence, additional inquiries, and potentially other agreed upon measures will be required prior to or coincident with such authorization being granted and that the Agreement may also need to be amended to include certain standard provisions including regular satisfactory reviews and updated due diligence by United Therapeutics and its agents relating to MannKind.  Nothing in this Section shall prevent MannKind from interacting directly with government agencies, entities or authorities without the prior written authorization of United Therapeutics on its own behalf or in respect of Facility-related matters that are not solely or specifically associated with Product or Semi-Finished Product.

2.11	United Therapeutics Representations, Warranties and Covenants.
2.11.1

United Therapeutics represents and warrants that it has and will maintain throughout the Term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval as required by Applicable Laws to perform its obligations hereunder.

2.11.2

United Therapeutics represents and warrants that the API supplied by United Therapeutics shall comply with the applicable specifications as set forth or referenced in the Quality Agreement, applicable current Marketing Approvals, cGMP, and Applicable Law. United Therapeutics further warrants that such API is free of all liens, encumbrances, and defects in title, and shall not be adulterated or misbranded in accordance with the Food, Drug, and Cosmetic Act.

2.12	Testing, Disposition and Acceptance, and Investigations for Claimed Non-Conformance.
2.12.1	Responsibilities for testing (release and stability), disposition and acceptance of Product and Semi-Finished Product are set forth or referenced in the Quality Agreement.

2.12.2

In addition to any rights to reject Product and Semi-Finished Product set forth in the Quality Agreement, United Therapeutics shall have the right to reject Product or Semi-Finished Product that is affected by a Latent Defect within 12 months of the date of release of such Product or Semi-Finished Product by United Therapeutics.

2.12.3

MannKind and United Therapeutics agree to conduct any investigations into any deviations, non-conformance, or other cause for non-acceptance by United Therapeutics of any Product or Semi-Finished Product in accordance with the Quality Agreement. To the extent not specified in the Quality Agreement, all such investigations shall be conducted promptly and in a commercially reasonable manner. If MannKind does not agree with United Therapeutics’ claim of noncompliance with the Product Specifications, Semi-Finished Product Specifications, or other defect resulting in non-acceptance, the parties shall designate a mutually acceptable Third Party laboratory, directly or through other mutually agreed to Third Party capable of assisting parties resolve contractual disputes of a technical nature (such Third Party laboratory or other Third party, the “Third Party Adjudicator”), to make a determination on the compliance or non-compliance of the Product or Semi-Finished Product using samples obtained from the allegedly non-compliant or defective batch. The decision of the Third Party Adjudicator shall be binding on the parties and all expenses related to such Third Party investigation shall be borne by United Therapeutics if the Product or Semi-Finished Product is deemed conforming, or by MannKind if the Product or Semi-Finished Product is deemed non-conforming. MannKind and United Therapeutics further agree that any time periods for acceptance set forth in this Agreement or the Quality Agreement shall toll during any investigations related to conformance of such Product or Semi-Finished Product.

2.12.4

MannKind shall replace any Product or Semi-Finished Product that is properly rejected pursuant to Section 2.12.2 or adjudicated to be non-conforming pursuant to Section 2.12.3 at MannKind’s sole expense, including any related Staffing Payments and Packaging Services, except that United Therapeutics shall supply API free of charge. MannKind shall reimburse United Therapeutics for transportation charges related to transportation of such rejected Product and Semi-Finished Product, whether such charges are otherwise the responsibility of United Therapeutics or MannKind. United Therapeutics may in its sole discretion require a credit or refund in lieu of Product or Semi-Finished Product replacement. The remedies set forth in this section 2.12.4 shall be in addition to MannKind’s indemnification obligations under section 7.1.

2.12.5

If rejection of Product or Semi-Finished Product occurs after physical transfer to United Therapeutics, United Therapeutics shall dispose of such rejected Product or Semi-Finished Product at MannKind’s expense; provided, that if MannKind does not agree with United Therapeutics claim of noncompliance of such Product or Semi-Finished Product, MannKind may require a Third Party assessment in accordance with section 2.12.3. Neither party shall dispose of rejected Product or Semi-Finished Product until the other party provides written acknowledgement of the cause for rejection, or until after a final determination is made by a Third Party Adjudicator that such Product or Semi-Finished Product is non-compliant. Provided that if United Therapeutics agrees to bear the cost of replacement and destruction, United Therapeutics may proceed with destruction without assessment by such Third Party Adjudicator.

3.	BUDGET, PRICE, OTHER DIRECT PAYMENTS, PASS-THROUGH PAYMENTS, AND INVOICING
3.1

Purchase Price. In general, MannKind shall Supply Product and Semi-Finished Product to United Therapeutics at an aggregate amount not to exceed COGs plus the Margin (such total, the “Price”).  Subject to Section 3.2, the Price will be invoiced by MannKind on a per-item basis for Product and Semi-Finished Product as set forth in Appendix B.  In addition, United Therapeutics shall reimburse MannKind for any Packaging Services as incurred, as provided for in Appendix D, subject to a mutually agreed estimated budget for such Packaging Services as part of the Annual Budget.

3.2

Staffing Payments. From April 1, 2021 until December 31, 2022 (or such later date as may be agreed by the parties), United Therapeutics shall reimburse MannKind monthly for the Staffing Payment as part of the Annual Budget in accordance with Appendix E, subject to a mutually agreed estimated budget for such Staffing Payments.  During the period of time that United Therapeutics is making Staffing Payments, the per-item Prices shall exclude the components of COGs that are being invoiced in such Staffing Payments.

3.3

Invoices.  MannKind shall send all invoices to United Therapeutics by email to [***], with cc to [***], and/or such additional email addresses as instructed by United Therapeutics in writing from time to time, such invoice including the PO number provided by United Therapeutics, and any other information reasonably requested by United Therapeutics, and in a form reasonably specified by United Therapeutics. United Therapeutics shall have no obligation to pay incomplete invoices.  MannKind shall submit invoices as follows:

3.3.1	On the fifth business day of each month, MannKind shall invoice United Therapeutics for the Staffing Payment in respect of the preceding month;
3.3.2	On the fifth business day of each month, MannKind shall invoice United Therapeutics for the total charges for Packaging Services incurred by MannKind in the preceding month; and
3.3.3

Upon transfer of title in accordance with section 2.6.2, the Price of Product and/or Semi-Finished Product specified in the applicable Release Certificate, stating the name, item Number, and quantity of each Product and/or Semi-Finished Product; provided, however, that MannKind shall bundle invoices under this section 3.3.3 whenever possible and deliver such bundled invoices to United Therapeutics no more than twice per calendar month.

3.4	Payment Terms. Unless provided otherwise in section 3.3, United Therapeutics shall pay each undisputed invoice no later than 45 days after receipt. All payments shall be in U.S.

dollars. Payments by United Therapeutics to MannKind, including, but not limited to, any payment for the Price of Product or Semi-Finished Product, shall not be deemed as an acknowledgement by United Therapeutics that MannKind has performed properly or that MannKind has fulfilled its contractual obligations under this Agreement, regardless of whether the respective payments were made with any reservation.

3.5

Taxes. All Prices shall be exclusive of taxes, levies, and duties, whether direct or indirect, including, without limitation, sales tax, corporate income and transfer taxes, as may be imposed on MannKind, or for which MannKind is required to act as withholding agent by any governmental body or authority on the subject matter of this Agreement.  Such taxes shall be set forth separately on each applicable invoice and payable by United Therapeutics.

3.6

No Double-Counting. Notwithstanding anything to the contrary in this Agreement (including Appendix B), MannKind shall not charge United Therapeutics under this Agreement for any costs or activities separately required to be reimbursed and/or paid for by United Therapeutics under the License Agreement, the Cap-Ex Letter Agreement, the Clinical Supply Agreement, or any other agreement between the parties. Additionally, notwithstanding anything to the contrary in this Agreement, MannKind shall not charge United Therapeutics for any item or service under this Agreement where such item or service is separately compensated by United Therapeutics. If such double counting of any item or service is discovered by either party, such party shall notify the other party, and MannKind shall promptly refund United Therapeutics for any overcharge related to such double counting.

4.	QUALITY AND REGULATORY MATTERS; USE OF APPROVED SUPPLIERS; CHANGES TO MANUFACTURING PROCESS AND PRODUCT SPECIFICATIONS
4.1

Quality Agreement. The Quality Agreement shall govern any quality assurance and quality control issues related to the Manufacture, Supply, and release of Product and Semi-Finished Product, and acceptance, testing, storage, and release of Product Material, under this Agreement. In the event of a conflict between the terms of the Quality Agreement and the terms of section 4 of this Agreement, the provisions of the Quality Agreement shall govern.

4.2

Use of Approved Suppliers. MannKind shall only use the Approved Suppliers (i) listed in Appendix D or (ii) approved in accordance with procedures, identified on the MannKind Approved Vendors List (AVL), and the Quality Agreement, to carry out the Manufacturing and Supply under this Agreement, and MannKind shall ensure that any conditions set forth in this Agreement and the Quality Agreement are met with respect to such Approved Suppliers. Notwithstanding anything to the contrary set forth in this section 4.2 or the Quality Agreement, MannKind shall notify United Therapeutics in writing in the event of any change in any Approved Supplier.

4.3	Changes to the Manufacturing Process. Neither party shall not make any changes to the Manufacturing process for Semi-Finished Product or Product without the other party’s prior written approval prior, in accordance with the requirements set forth or referenced in the Quality Agreement. Such changes include, but are not limited to: (i) any method, process, or equipment used for Manufacturing any Product or Semi-Finished Product; (ii) the site of Manufacture of the Product or Semi-Finished Product; (iii) the storage conditions or location of the Product or Semi-Finished Product; and (iv) any other changes that could have an impact on the quality, regulatory status, or legal status of the Product or Semi-Finished Product.

4.4

Changes to Product Specifications or Semi-Finished Product Specifications. Any changes to the Product or Semi-Finished Product Specifications will be made in accordance with the requirements set forth or referenced in the Quality Agreement. This includes, but is not limited to, changes needed to satisfy regulatory requirements under Marketing Approvals and Applicable Laws throughout the Territory, including any such Marketing Approvals that arise after the Effective Date.

4.5

Regulatory Responsibilities. United Therapeutics shall be responsible for any Regulatory Filings related to Marketing Approvals of the Product, and MannKind shall be responsible for any Regulatory Filings related to the Facility as required by Applicable Law. If a change is required as a result of changes to Applicable Law or the order of any Regulatory Authority, the parties shall cooperate in good faith to implement the applicable change as soon as reasonably practicable. United Therapeutics shall be responsible for any expenses related to changes to Product Specifications Semi-Finished Product Specifications, whether incurred by United Therapeutics, or by MannKind, except for changes that are carried out at MannKind’s request, for MannKind’s benefit.

4.6	Retention Samples. MannKind shall retain samples of each lot of Product and Semi-Finished Product in accordance with the requirements set forth or referenced in the Quality Agreement.
4.7

Validation and Maintenance. MannKind shall ensure that all facilities, utilities, equipment and the processes utilized to Manufacture the Product and Semi-Finished Product, including without limitation the Existing Equipment and the Expansion Equipment, are satisfactorily validated and maintained in compliance with cGMP and the Quality Agreement.  The costs of validation and maintenance shall be allocated to COGs in accordance with GAAP.

4.8

Marketing Approvals. United Therapeutics shall be responsible for any actions necessary to obtain and maintain the Marketing Approvals necessary to commercialize the Product, in accordance with the standards and diligence requirements set forth in the License Agreement, provided that United Therapeutics shall not, as result of this Agreement, carry any additional obligation to obtain Marketing Approval for or commercialize the Product.

4.9	Audit Rights.
4.9.1

Records. During the Term of this Agreement, and for at least two years thereafter (or such longer period as may be required by Applicable Law), MannKind shall maintain complete and systematic written records of its business operations in connection with the Manufacture and Supply of the Product; provided, however, records relating to quality and Manufacturing processes and control steps shall be retained for a minimum of seven years from the end of the Term, or such longer period as may be required by Applicable Law or the Quality Agreement.

4.9.2

Annual Audits. United Therapeutics may, using its personnel and its Third Party agents, conduct an annual audit of the Facility, Cold Storage Area, Product and Semi-Finished Product inventory, and Product Material inventory, and any records maintained by MannKind related to the Product, Semi-Finished Product, Product Material, or inventory, to confirm compliance with MannKind’s obligations hereunder; provided, however, that any audit of financial records pursuant to this Section shall be conducted only by a Third Party agent acceptable to MannKind and not by United Therapeutics personnel. United Therapeutics shall notify MannKind in writing of any planned audit along with proposed dates and times, and MannKind and United Therapeutics shall reasonably cooperate to schedule such audit at a mutually agreeable date and time; provided that such audit shall be scheduled within 60 days of United Therapeutics notice, unless United Therapeutics agrees to a longer timeframe. Such audits shall be conducted at United Therapeutics’ cost, and shall have a duration of up to 3 days at United Therapeutics discretion, unless a longer period is required due to findings that require further investigation.

4.9.3

For Cause Audits. United Therapeutics may additionally conduct “for-cause” audits at the Facility at any time to address suspected Product quality or safety concerns potentially related to the Manufacture of the Product. Product quality or safety concerns include, without limitation, issues related to Product stability, out of specification test results, Product efficacy, mislabeling, container failures, device performance, potential raw material contamination, and adverse event and product complaint reporting, no matter how such observations are discovered. United Therapeutics shall notify MannKind in writing in advance of any for cause audit and the Parties shall mutually determine the timing of the audit, provided the audit shall not be more than 30 days from the date of United Therapeutics’ request unless United Therapeutics agrees to a longer deadline, or unless safety considerations warrant a more immediate audit. Such audits shall be conducted at United Therapeutics’ cost.

4.9.4

The rights and obligations of United Therapeutics and MannKind, respectively, set forth in this section 4.9, shall supplement, and not diminish, any quality related rights set forth in the Quality Agreement, including any audit rights, obligations to retain quality related documents, and otherwise.

4.10	Product Recalls.

4.10.1

Without limiting the rights and obligations of the parties set forth in this Agreement related to Product recalls, the parties shall conduct any Product recalls in accordance with the requirements set forth in the Quality Agreement.

4.11	Support for Regulatory Filings.
4.11.1

MannKind shall provide to United Therapeutics all information related to the Manufacture of the Product that is necessary for filing and/or maintaining the NDA for the Product, or as otherwise necessary to obtain and maintain Marketing Approval for the Product in any jurisdiction within the Territory.  United Therapeutics will own and maintain the NDA or other Marketing Approval for the Product, including the chemistry, manufacturing, and control data supporting the NDA or other Marketing Approval, whether such data is physically possessed by United Therapeutics or MannKind or both, and United Therapeutics shall have the right to direct the submission of such data to Regulatory Authorities as necessary to support any Regulatory Filing.

4.11.2

MannKind will own and maintain the DMF for the Product and any relevant chemistry, manufacturing, and control data, including facility information, supporting the DMF.  United Therapeutics shall supply Product information to MannKind necessary to maintain the DMF.

4.11.3	This Agreement shall not modify the provisions of the License Agreement related to coordination and support for Regulatory Filings and other regulatory responsibilities.
5.	CONFIDENTIALITY
5.1	Article 8 of the License Agreement is incorporated into this Agreement by reference, and shall apply to any Confidential Information exchanged in connection with this Agreement.
5.2

Sections 8.4 and 8.5 of the License Agreement shall apply to this Agreement, as if this Agreement were included within the defined term “Agreement” under the License Agreement, provided that the first sentence of section 8.5(a) of the License Agreement shall not apply to this Agreement.

6.	INTELLECTUAL PROPERTY AND TECHNOLOGY TRANSFER RIGHTS
6.1

The provisions set forth in Article 9 of the License Agreement, and any related provisions set forth in any section of the License Agreement, related to definition of, ownership of, prosecution of, cooperation related to, maintenance of, enforcement of, notifications related to, settlement related to, and other obligations related to Intellectual Property, are incorporated by reference into this Agreement, and shall apply to any Intellectual Property related to this Agreement whether such Intellectual Property is developed during the Term or prior to the Term.

6.2	Nothing in this Agreement shall limit United Therapeutics’ rights, or MannKind’s obligations, to prompt and reasonable technology transfer assistance (“TTA”) upon request, as set forth in the License Agreement; and the parties further agree that such TTA shall extend to any processes and procedures developed as necessary for MannKind to carry its Manufacturing obligations under this Agreement.

7.	INDEMNIFICATION, LIMITATION OF LIABILITY, AND INSURANCE
7.1

Indemnification by MannKind. In addition to any remedies expressly set forth in this Agreement related to non-conforming Product or Semi-Finished Product or otherwise, MannKind shall indemnify and hold harmless each of United Therapeutics and its Affiliates and the shareholders, directors, officers, and employees of such entities, and the successors and assigns of any of the foregoing (“United Therapeutics Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits, or proceedings brought by a Third Party (“Third Party Claims”) incurred by any United Therapeutics Indemnitee, arising from, or occurring as a result of: (i) negligence or willful misconduct of MannKind, including its Affiliates, in connection with performing its obligations or exercising its rights under this Agreement; or (ii) any breach of this Agreement by MannKind; or (iii) the Manufacture or Supply of Product by MannKind; except to the extent such Third Party Claim falls within the scope of the indemnification obligations of United Therapeutics set forth in section 7.2.

7.2

Indemnification by United Therapeutics. United Therapeutics shall indemnify and hold harmless each of MannKind and its Affiliates and the directors, officers, shareholders, and employees of such entities, and the successors and assigns of any of the foregoing (“MannKind Indemnitees”), from and against any and all Losses, from any Third Party Claim, incurred by any MannKind Indemnitee, arising from, or occurring as a result of: (i) negligence or willful misconduct of United Therapeutics, including its Affiliates, in connection with performing its obligations or exercising its rights under this Agreement; (ii) any breach of this Agreement by United Therapeutics; or (iii) the distribution and marketing of the Product; except to the extent such Third Party Claim falls within the scope of MannKind’s indemnification obligations set forth in section 7.1.

7.3

Procedure. Promptly after receipt of any written claim or notice of any action giving rise to a claim for indemnification, the individual or entity seeking indemnification (“Indemnitee”) will provide the party providing indemnification (“Indemnitor”) with written notice of the claim or action. Failure to so notify the Indemnitor will not relieve the Indemnitor of its indemnification obligations, except to the extent that the failure or delay is prejudicial to the defense of the claim or action. The Indemnitee will provide the Indemnitor with reasonable cooperation and assistance in the defense or settlement of any claim, and grant the Indemnitor control over the defense and settlement of the same, provided that any Indemnitee shall be entitled to participate in the defense of the claim and to employ counsel at its own expense to assist in the handling of the claim, provided that such participation and assistance does not materially hinder or prejudice Indemnitor’s ability to conduct such defense. The Indemnitor shall not agree to any settlement which results in an admission of liability by the Indemnitee without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to assume the defense of any Claim, or does not diligently pursue such defense, the Indemnitee may retain counsel and assume the defense of such Claim at the cost of the Indemnitor.

7.4	Insurance Responsibilities and Requirements.
7.4.1	Each party shall comply with its respective insurance responsibilities and requirements as set forth in Appendix F.
7.5	Limitation of Liability.
7.5.1

EXCEPT FOR THIRD PARTY CLAIMS FOR WHICH INDEMNIFICATION IS PROVIDED UNDER THIS AGREEMENT, Neither party nor its Affiliates shall seek nor be liable for any INCIDENTAL, PUNITIVE, EXEMPLARY, consequential or indirect loss or damage, including, but not limited to LOST SALES, PROFITS OR OPPORTUNITY COSTS OR OTHER SPECIAL DAMAGES, REGARDLESS OF LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	TERM AND TERMINATION
8.1

Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and continue for a period of 5 years. This Agreement shall thereafter be automatically renewed for two-year renewal terms (each such period a “Renewal Term”) unless a party provides notice to the other party at least 24 months in advance of such renewal that such party does not wish to renew this Agreement.

8.2

Termination for Cause. Either party may terminate this Agreement upon notice to the other party if such other party materially breaches this Agreement, and if such breach is not cured within 60 days after the non-breaching party provides written notice describing such material breach to the breaching party, or such additional time reasonably necessary to enable the breaching party to cure such breach provided that the breaching party has initiated reasonable and appropriate actions to remedy the breach, and notifies the non-breaching party of such actions, within the 60 day period. The termination rights provided for under this section 8.2 shall be in addition to the other rights of and remedies available to the terminating party.

8.3

Bankruptcy. To the extent permitted by Applicable Law, either party may terminate the Agreement effective immediately with written notice if the other party becomes insolvent or bankrupt assigns its business or assets for the benefit of creditors, permits the appointment of a receiver for its business or assets, becomes subject to a legal proceeding related to insolvency, reorganization or the protection of creditors’ rights or otherwise ceases to conduct business in the normal course.

8.4

Survival. The following provisions shall survive expiration or termination of this Agreement: section 2.2.4 (last sentence only), section 2.6.1 through 2.6.7, section 4, section 5, for a period of 5 years from expiration or termination of this Agreement, section 6, section 7, section 8, and section 9, for the stated duration or such duration as necessary to ensure neither parties’ rights as provided for by this Agreement are unreasonably diminished.

8.5	Obligations Following Termination.
8.5.1

Termination or expiration of this Agreement shall not relieve either party from any liability that, at the time of such termination or expiration, has already accrued to the other party, including without limitation any of MannKind’s purchases of Product Materials that cannot be cancelled without penalty or reasonably used for any other purpose.

9.	GENERAL PROVISIONS
9.1

Disputes/Governing Law/Jury Trial Waiver.  Disputes arising out of this Agreement shall be treated in accordance with Article 14 of the License Agreement. This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles, with the exception of sections 5-1401 and 5-1402 of the New York General Obligation Law. The United Nations Convention on Contracts for the International Sale of Goods shall not be applicable to this Agreement. Each party hereto waives, to the extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

9.2

Intervening Events. If the performance of any part of this Agreement by either party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such party (including: fire, flood, embargo, power shortage or failure, acts of war, pandemic or outbreak of contagious disease, insurrection, riot, terrorism, strike, lockout or other labor disturbance, acts of God or any acts, omissions or delays in acting of the other party) (an “Intervening Event”), the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such Intervening Event, provided that the affected party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. If either party becomes aware that such an Intervening Event has occurred, is imminent or likely, it will immediately notify the other party. The party whose performance is affected by such Intervening Event shall exert all reasonable efforts to overcome it. Such party will keep the other informed as to the progress of overcoming such Intervening Event.

9.3

Waiver of Breach. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect its rights at a later time to enforce such rights. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

9.4

Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a party, such party agrees to cause its Affiliates to perform such obligation. Either party may use one or more of its Affiliates to perform its obligation hereunder, provided that the parties will remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

9.5

Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by both parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both parties hereto.

9.6

Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith, and enter into a valid, legal and enforceable substitute provision, that most nearly reflects the original intent of the parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.7

Entire Agreement. This Agreement, the License Agreement, the Cap-Ex Letter Agreement and the Quality Agreement constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede and cancel all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof. Each of the parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not) other than as expressly set out in this Agreement, the License Agreement or the Quality Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

9.8

Notices. Any legal notice related to this Agreement will be sent by electronic mail to the party intended as a recipient of such notice at the email address indicated below. A party receiving such notice by email shall reply to such email to acknowledge receipt within 2 business days of receiving such notice, provided that an automatic acknowledgement from such receiving party’s email system shall not constitute such acknowledgement. If the party sending such notice does not receive acknowledgement within such 2-business day period, the party sending such notice shall send such notice by overnight express mail (e.g., Fed-Ex, UPS), with delivery acknowledgement, or by courier service, to the postal address listed below for such party, and such notice shall be deemed to have been received by such party on the business day after such notice was received.

If to United Therapeutics:

Email:	[***], with cc to: [***]

Postal:	[***]
with copy to:

[***]

If to MannKind:

Email:	[***]

Postal:	[***]

9.9

Assignment. This Agreement shall not be assigned nor otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either party to any Third Party, without the prior written consent of the other party; except either party may assign or otherwise transfer this Agreement without the consent of the other party to an entity that acquires all or substantially all of the business or assets of the assigning party relating to the subject matter of this Agreement, whether by merger, acquisition, or otherwise, upon providing written notice of such assignment or transfer to such non-assigning party. In addition, either party shall have the right to assign this Agreement to an Affiliate upon written notice to the non-assigning party; provided, however, the assigning party hereby guarantees the performance of this Agreement by such Affiliate. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors, and permitted assigns. Any purported assignment of this Agreement in contravention to this section 9.9 shall be null and void.

9.10

No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between United Therapeutics and MannKind. Neither party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other party, or to bind the other party to any contract, agreement or undertaking with any Third Party.

9.11

Interpretation. The terms that are defined in this Agreement may be used in the singular or the plural, as the context requires.  “Days” means calendar days, unless otherwise specified.  Headings are intended only for reference purposes.  This Agreement will be interpreted and performed in the English language.

9.12

Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

9.13

Inference of MannKind’s Obligations With Respect to Approved Suppliers. The terms “MannKind shall” or “MannKind will” or the like, shall be deemed to be followed by the words “or MannKind’s designated Approved Supplier will” or “or “MannKind’s designated Approved Supplier shall” or “MannKind shall require that its designated Approved Supplier shall” or the like, with respect to MannKind’s Manufacturing and Supply obligations herein.

[Signature page follows]

United Therapeutics Corporation By:/s/ Patrick Poisson Name:Patrick Poisson Title:EVP, Technical Operations	MannKind Corporation By:/s/ Joe Kocinsky Name:Joe Kocinsky Title: Chief Technology Officer

APPENDIX A

PRODUCT AND SEMI-FINISHED PRODUCT DESCRIPTIONS AND SPECIFICATIONS

[***]

APPENDIX B

PRICE AND PRICE ADJUSTMENTS

[***]

APPENDIX C

CARTRIDGE MANUFACTURING CAPACITY

[***]

APPENDIX D

APPROVED SUPPLIERS

[***]

APPENDIX E

STAFFING PAYMENTS

[***]

APPENDIX F

INSURANCE RESPONSIBILITIES AND REQUIREMENTS

A.	MannKind’s Insurance Responsibilities.

MannKind shall be responsible for obtaining and maintaining at all times during the effective term of this Agreement all risk property insurance covering the Facility, and all equipment used to manufacture Product and Semi-Finished Product at the Facility other than the Expansion Equipment. MannKind shall additionally be responsible for insuring any Product Materials other than API, and any Semi-Finished Product prior to quality release of such Semi-Finished Product by United Therapeutics.

B.	United Therapeutics’ Insurance Responsibilities.

United Therapeutics shall be responsible for obtaining and maintaining at all times during the effective term of this Agreement all risk property insurance covering the Expansion Equipment, API stored at the Facility, Semi-Finished Product from the time of quality release by United Therapeutics onward, and all Product.

C.	Insurance Requirements.

At all times during the effective term of this Agreement and for five years thereafter, each party shall each maintain, at such party’s own cost and expense, the following insurance coverages:

(i)	[***]
(ii)	[***]
(iii)	[***]
(iv)	[***] and
(v)	any other insurance required to comply with any Applicable Laws.

Each party shall procure the foregoing coverages from insurance companies of recognized financial responsibility reasonably acceptable to the other party. Additionally, each party shall provide the other party with a certificate of insurance evidencing the coverages required by this Appendix F, upon execution of the CTA, and following each anniversary of the Effective Date, in each instance at the request of the other party.